EXHIBIT 3.4

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

AMERICAN MEDICAL TECHNOLOGIES, INC.

The undersigned, desiring to amend the Second Amended and Restated Certificate of Incorporation of American Medical Technologies, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the Delaware General Corporation law,

DOES HEREBY CERTIFY:

FIRST:  The Board of Directors of the Corporation, by majority approval at a meeting of the directors evidenced by board resolutions and approval of the requisite vote of stockholders, has duly adopted the following resolution proposing and declaring advisable the following amendment to the Restated Certificate of Incorporation:

RESOLVED that Article Fourth of the Certificate of Incorporation of the Company be amended to increase the aggregate number of shares of Common Stock by deleting the first paragraph of the current Article Fourth and substituting therefor the following:

FOURTH. The aggregate number of shares which the Company shall have authority to issue is 110,000,000 to be divided into (a) 100,000,000 shares of Common Stock, par value $0.04 per share, and (b) 10,000,000 shares of Preferred Stock, par value $0.01 per share.

SECOND: That the aforesaid amendment has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD:  That this amendment shall become effective immediately upon filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Roger W. Dartt, its Chief Executive Officer, as of the 6th day of May, 2005.

AMERICAN MEDICAL TECHNOLOGIES, INC.

By:	/s/ Roger W. Dartt
Roger W. Dartt, Chief Executive Officer